Exhibit 99.1

Hanger elects Thomas P. Cooper, M.D. Chairman of the Board

Austin, TX, May 9, 2013 — The Board of Directors of Hanger, Inc. elected Thomas P. Cooper, M.D. to the position of non-executive Chairman of the Board of Directors at the board meeting immediately following Hanger’s Annual Meeting of Shareholders today in Austin, TX.  A member of the board since 1991, Dr. Cooper served as the lead independent director prior to this election.

“As Hanger’s longest serving director, Tom has made significant contributions to our company and has provided wise counsel throughout both favorable and challenging business climates.  He brings an extensive understanding of our business, how we’ve evolved and what it takes to grow,” President and CEO Vinit Asar said.  “As a medical doctor, entrepreneur, and venture capitalist, Tom has a unique and valuable perspective on the importance of delivering high quality patient care while achieving business objectives and satisfying shareholder expectations.”

A member of the boards of Kindred Healthcare, Inc. and IPC The Hospitalist Company, Inc., Dr. Cooper has founded and led a number of healthcare-related businesses including Correctional Medical Systems, Spectrum Emergency Care, and Mobilex.  In addition, he has served as an Adjunct Professor at the Columbia University School of Business.

“Hanger is well-positioned for success in an industry with excellent growth dynamics.  Senior management and the board are aligned in our focus and vision, and we agree on the strategies essential to taking this company to the next level,” Dr. Cooper said.  “I am honored to serve the associates, patients, customers, and shareholders as Chairman of the Board and I look forward to working together to advance the company through even more innovative products, services, and adjacent business opportunities.”

About Hanger, Inc. — Built on the legacy of James Edward Hanger, the first amputee of the American Civil War, Hanger, Inc. (NYSE: HGR) delivers orthotic and prosthetic (O&P) patient care, and distributes O&P products and rehabilitative solutions to the broader market.  Hanger’s Patient Care segment is the largest owner and operator of O&P patient care clinics with in excess of 730 locations nationwide.  Through its Products & Services segment, Hanger distributes branded and private label O&P devices, products and components, and provides therapeutic solutions.  Steeped in over 150 years of clinical excellence and innovation, Hanger’s vision is to be the partner of choice for products and services that enhance human physical capability.  For more information on Hanger, visit www.hanger.com and follow us at www.Facebook.com/HangerNews, www.Twitter.com/HangerNews, and www.YouTube.com/HangerNews.

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Contacts:

George E. McHenry (512) 777-3800

Russell G. Allen (512) 777-3800